UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Under Rule 14a-12

CytRx Corporation
(Name of Registrant as Specified in Its Charter)

JERALD A. HAMMANN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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August 21, 2020

The following is the text of an email sent beginning on August 18, 2020, to some former shareholders of CytRx Corporation who may also be current shareholders:

Subject: CYTR Proxy Contest

Hello

I received your name and contact information from a fellow CYTR shareholder. As you may know, CytRx Corporation has scheduled a Shareholder Meeting for September 3, 2020. One of the Board seats is currently contested between me and Mr. Steven Kriegsman, the Company's current CEO and Chairman of the Board.

I am inquiring whether you still own shares in CytRx and whether I can count on your vote at the Shareholder Meeting. I have available on www.noticepapers.com the Proxy Statement I filed with the Securities and Exchange Commission, along with two shareholder letters responsive to various claims made by the Company either in favor of its candidates or against my candidacy.

If you are still a shareholder, after you have had a chance to review these materials, please let me know whether I can count upon your support for my candidacy at the upcoming Shareholder Meeting. Please also let me know your current share count and (if you feel comfortable doing so) with which brokerage you hold your shares.

If you are no longer a shareholder, I would appreciate it if you would please return my email to let me know so that I can remove you from future contact efforts.

Thank you for reading this email. I hope we can build a better future for the shareholders of CytRx Corporation.

Jerry Hammann

(612) 290-7282

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